EXHIBIT 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


      We have issued our report dated April 29, 2004, accompanying the consolidated financial statements of Wayne Savings Bancshares, Inc., which are incorporated in the Corporation's Annual Report on Form 10-K for the year ended March 31, 2004. We hereby consent to the incorporation by reference of said report in the Corporation's Form S-8 (No. 333-41479) related to the 1993 Incentive Stock Option Plan and 1993 Stock Option Plan for Outside Directors and the Form S-8 (No. 333-105845) related to the Wayne Savings 401(k) Retirement Plan.


/s/ Grant Thornton LLP
Grant Thornton LLP
Cincinnati, Ohio
June 28, 2004